Exhibit 10.20

RESTRICTED STOCK UNITS AWARD AGREEMENT
2003 LONG-TERM INCENTIVE PLAN

1.      Restricted Stock Units Award.   Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards to the individual named above Restricted Stock Units, in the number and at the Grant Date set forth above. The Restricted Stock Units represent the right to receive shares of common stock of the Company (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Units Award Agreement (the “Agreement”) and in the Medtronic, Inc. 2003 Long-term Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.

2.      Vesting and Distribution; Subsequent Forfeiture.   If you have been continuously employed by the Company and all other conditions and restrictions are met during the period beginning on the Grant Date and ending on the Vesting Date (the “Restricted Period”), the Restricted Stock Units will vest 100% on the first anniversary of the Grant Date, and the Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 4, below) within six weeks following the Vesting Date. Notwithstanding the preceding sentence, if you terminate employment during the Restricted Period due to death, Disability or Retirement, and all other conditions and restrictions are met during the Restricted Period, you will vest in your Restricted Stock Units on a pro rata basis (based on the length of time you were employed during the Restricted Period), and the Company will issue you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 4, below) within six weeks following your termination of employment. Upon termination of your employment during the Restricted Period for any reason other than death, Disability or Retirement, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such termination of employment. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

        If you have received or are entitled to receive delivery of Shares pursuant to an Award within the period beginning six months prior to your termination of employment with the Company or its Affiliates and ending when the Award terminates or is canceled, the Company, in its sole discretion, may require you to return or forfeit the Shares received or receivable with respect to the Award, in the event you are involved in any of the following occurrences: performing services for or on behalf of a competitor of, or otherwise competing with, the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies or business policies of the Company or any Affiliate, or any other occurrence determined by the Committee. The Company’s right to require forfeiture must be exercised not later than 90 days after discovery of such an occurrence but in no event later than 15 months after your termination of employment with the Company and its Affiliates. Such right shall be deemed to be exercised upon the Company’s mailing written notice to you of such exercise at your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 6 by terminating any Award. If you fail or refuse to forfeit the Shares demanded by the Company (adjusted for any intervening stock splits), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Shares during the period between the date of termination of your employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

3.      Change in Control.   Notwithstanding anything in Section 2 to the contrary, if a Change in Control of the Company, within the meaning of both the Plan and Section 409A of the Code, occurs during the Restricted Period, and all other conditions and restrictions are met during the Restricted Period, then the Restricted Stock Units will become 100% vested upon such Change in Control and, the Company will issue to you a number of Shares equal to the number of your Restricted Stock Units (including any dividend equivalents described in Section 4, below) within six weeks following the Change in Control.

4.      Dividend Equivalents.   You are entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units. The additional Restricted Stock Units will be subject to the terms of this Agreement.

5.      Withholding Taxes.   You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any Federal, State, and local taxes due upon distribution of the Shares. The Company and its subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld. As described in Section 4(e) of the Plan, you may elect to have the Company withhold a portion of the Shares issued upon conversion of the Restricted Stock Units to satisfy all or part of the withholding tax requirements. You may also elect, at the time you vest in the Restricted Stock Units, to pay your FICA liability due with respect to those Restricted Stock Units out of those units. If you choose to do so, the Company will reduce the number of your vested Restricted Stock Units accordingly. The amount that is applied to pay FICA will be subject to Federal, State, and local taxes.

6.      Limitation of Rights.   Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of the Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of the Agreement.

7.      No Employment Contract.   Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that Medtronic and you each have the right to terminate your employment at any time for any reason or for no reason at all.

8.      Amendments to Agreement Under Section 409A of the Code.   You acknowledge that the Agreement and the Plan, or portions thereof, may be subject to Section 409A of the Internal Revenue Code; that it is anticipated that comprehensive rules interpreting this Code section will be issued in 2005; and that changes may need to be made to the Agreement to avoid adverse tax consequences to you under Section 409A. You agree that following the issuance of such rules, the Company may amend the Agreement as it deems necessary or desirable to avoid such adverse tax consequences; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible.

9.      Transferability.   Upon prior written approval of the Corporate Secretary of the Company, in his or her discretion, these Units may be transferred to a member of your “immediate family” (as such term is defined in Rule 16a-1(e) promulgated under the Exchange Act, or any successor rule or regulation) or to one or more trusts whose beneficiaries are members of your “immediate family” or partnerships in which such family members are the only partners; provided, however, that (1) you receive no consideration for the transfer and (2) the transferred Units shall continue to be subject to the same terms and conditions as were applicable to such Units immediately prior to its transfer.

10.      Agreement.   You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.

Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) on the Company’s intranet. You may also print these documents from the intranet or request written copies by contacting Stock Administration at 763.505.3030.

HROC - Stock Administration, m.s. V235
Medtronic, Inc.
3850 Victoria Street North
Shoreview, MN 55126-2978